Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
— Fourth Quarter and Full Year Results Reflect Substantial Increases in Revenues, Operating
Income, Free Cash Flow and Contract Backlog —
— Debt Refinancing Completed, Interest Expense Significantly Reduced —
— 2007 Financial Guidance Increased —
(Dulles, VA 21 February 2007) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the fourth quarter and full year 2006. Orbital reported fourth quarter 2006 revenues of $215.8 million, an 8% increase compared to revenues of $199.6 million in the fourth quarter of 2005. The company’s fourth quarter 2006 operating income rose 50% to $20.4 million as compared to $13.6 million of operating income in the comparable quarter in 2005. Fourth quarter adjusted net income* was $12.5 million in 2006, compared to net income of $7.5 million in 2005, and adjusted diluted earnings per share* (EPS) was $0.20, compared to diluted EPS of $0.12 in the fourth quarter of 2005. Orbital reported fourth quarter 2006 free cash flow* of $2.9 million compared to free cash flow of $26.5 million a year ago.
For the full year, Orbital reported revenues of $802.8 million in 2006, up 14% as compared to $703.5 million in 2005. Operating income was $67.9 million in 2006, up 29% as compared to $52.5 million in 2005. Adjusted net income was $39.6 million in 2006, or $0.63 adjusted diluted EPS, compared to net income of $27.8 million, or $0.45 diluted EPS, in 2005. Orbital reported $78.5 million of free cash flow for the full year of 2006, compared to $59.1 million in 2005.
Commenting on Orbital’s financial results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “With exceptionally strong fourth quarter results, Orbital completed an outstanding year in 2006. The company’s commercial satellite business generated strong revenue growth and significantly higher operating profit margins as compared to last year. Our missile defense programs also continued to post solid results, as did the other products in our launch vehicles segment.

*	“Adjusted net income,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures discussed in this release. For additional details, please refer to the sections of this news release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measures.”
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

In addition, we completed a long-term debt refinancing late in 2006, enhancing our capital structure and significantly reducing future interest costs. We also expect these positive operational and financial trends to continue in 2007, as we add human space exploration projects as a new contributor to revenue growth and profitability for the company.”
Financial Highlights
Fourth quarter financial results were as follows (in millions, except per share data):

	Fourth Quarter
	2006		2005
Revenues	$215.8		$199.6
Operating Income	20.4		13.6
Net Income	7.8		7.5
Adjusted Net Income	12.5	(1)	7.5
Diluted Net Income Per Share	0.12		0.12
Adjusted Diluted Earnings Per Share	$0.20	(1)	$0.12

(1)	Adjusted in 2006 to exclude debt extinguishment expense and a gain from the liquidation of an investment, net of tax.
Full year financial results were as follows (in millions, except per share data):

	Full Year
	2006		2005
Revenues	$802.8		$703.5
Operating Income	67.9		52.5
Net Income	34.9		27.8
Adjusted Net Income	39.6	(1)	27.8
Diluted Net Income Per Share	0.56		0.45
Adjusted Diluted Earnings Per Share	$0.63	(1)	$0.45

(1)	Adjusted in 2006 to exclude debt extinguishment expense and a gain from the liquidation of an investment, net of tax.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

Revenues
Revenues by segment for the fourth quarter were as follows (in millions):

	Fourth Quarter
	2006	2005
Launch Vehicles	$80.2	$87.7
Satellites and Space Systems	125.4	106.5
Transportation Management Systems	11.0	6.8
Eliminations	(0.8)	(1.4)

Total Revenues	$215.8	$199.6
Orbital’s fourth quarter 2006 revenues were $215.8 million, up 8% over fourth quarter 2005 revenues of $199.6 million. The fourth quarter increase was primarily due to an 18% increase in satellites and space systems segment revenues, driven by increased program activity on certain science and technology satellites and a contract awarded in the third quarter of 2006 to build and test a new Launch Abort System for NASA’s Orion Crew Exploration Vehicle. Launch vehicles segment revenues decreased 8% primarily due to lower revenues from the target launch vehicle product line. Transportation management systems segment revenues increased 61% in the quarter, largely driven by work on several new contracts started in late 2005 and early 2006.
Revenues by segment for the full year were as follows (in millions):

	Full Year
	2006	2005
Launch Vehicles	$310.5	$335.3
Satellites and Space Systems	458.9	348.6
Transportation Management Systems	37.7	26.5
Eliminations	(4.3)	(6.9)

Total Revenues	$802.8	$703.5
Orbital’s full year revenues were $802.8 million, up 14% over 2005 revenues, primarily due to a 32% increase in satellites and space systems segment revenues that was driven by growth in the communications satellites product line. Launch vehicles segment revenues decreased 7% primarily due to lower revenues from the interceptor and target vehicle product lines due to lower levels of program activity in 2006, partially offset by higher revenues from the space launch vehicle product line. Transportation management systems segment revenues increased 43% largely driven by work on several new contracts started in late 2005 and early 2006.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

Operating Income
Operating income by segment for the fourth quarter was as follows (in millions):

	Fourth Quarter
	2006	2005
Launch Vehicles	$8.5	$9.1
Satellites and Space Systems	10.9	4.6
Transportation Management Systems	1.0	0.1
Corporate and Other	—	(0.2)

Total Operating Income	$20.4	$13.6
Orbital reported operating income of $20.4 million in the fourth quarter of 2006, up 50% over the fourth quarter of 2005. This increase was due to substantially higher operating income in the satellites and space systems segment driven by net cost reductions and favorable contract adjustments in the communications satellites product line as well as operating income growth from science and technology satellites and the Launch Abort System contract. Launch vehicles segment income decreased primarily due to lower target vehicle operating income consistent with the revenue reduction in this product line. Operating income in the transportation management systems segment increased largely due to an increased level of contract activity in 2006 on several new contracts.
Operating income by segment for the full year was as follows (in millions):

	Full Year
	2006	2005
Launch Vehicles	$33.7	$35.4
Satellites and Space Systems	31.9	16.0
Transportation Management Systems	2.5	1.5
Corporate and Other	(0.2)	(0.4)

Total Operating Income	$67.9	$52.5
Orbital reported operating income of $67.9 million for the full year 2006, up 29% over 2005. This increase was due to significantly higher operating income in the satellites and space systems segment, primarily attributable to higher operating results in the communications satellites product line, driven by substantial growth in contract activity as well as cost reductions and profit margin improvements on certain contracts. Operating income in the launch vehicles segment declined slightly, while transportation management systems segment operating income increased due to an increased level of contract activity in 2006.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

Net Income
In December 2006 the company recorded a $10.4 million pretax debt extinguishment charge ($6.3 million after tax) related to the repurchase of notes payable in connection with the financing transaction described below. In addition, the company recorded a $1.6 million gain (pretax and after tax) in the fourth quarter of 2006 in connection with the liquidation of an investment that had been fully written off several years ago. Net income for the fourth quarter of 2006 including these transactions, was $7.8 million, or $0.12 diluted EPS, and net income for full year 2006 was $34.9 million, or $0.56 diluted EPS.
Adjusted net income for the fourth quarter of 2006, which excludes the debt extinguishment charge and the investment gain, was $12.5 million, or $0.20 adjusted diluted EPS, compared to net income of $7.5 million, or $0.12 diluted EPS, in the fourth quarter of 2005. Adjusted net income for full year 2006 was $39.6 million, or $0.63 adjusted diluted EPS, compared to net income of $27.8 million, or $0.45 diluted EPS, in 2005.
Cash Flow and Balance Sheet
The company reported free cash flow of $2.9 million for the fourth quarter of 2006 and $78.5 million for full year 2006.
In December 2006 the company issued $143.8 million of 2.4375% convertible senior subordinated notes due in 2027. The proceeds from the sale of the notes, together with cash on hand, were used to repurchase $125.9 million (or 99.59%) of the previously outstanding principal amount of its 9% senior notes due in 2011 and to repurchase 2.7 million shares of the company’s common stock at a price of $18.83 per share, for a total of $50.0 million. As a result of this refinancing transaction, the company will significantly reduce interest expense in future periods.
Throughout 2006, Orbital repurchased an additional 1.1 million shares of its common stock for $16.2 million as part of a securities repurchase program.
The company’s cash flow was as follows (in millions):

	2006
	Fourth Quarter	Full Year
Net Cash Provided by Operating Activities	$10.4	$100.5
Capital Expenditures	(7.5)	(22.0)

Free Cash Flow	2.9	78.5
Issuance of Debt	140.4	140.4
Repayment of Debt	(133.8)	(133.8)
Repurchase of Common Stock	(50.0)	(66.2)
Proceeds from Issuance of Common Stock	5.3	16.4
Other	2.0	5.7

Net Increase (Decrease) in Cash	(33.2)	41.0
Beginning Cash Balance	233.0	158.8

Ending Cash Balance	$199.8	$199.8
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

Summary balance sheet data as of December 31, 2006 was as follows (in millions):

Assets
Cash	$199.8
Other Current Assets	250.5
Property and Equipment	92.9
Goodwill	55.5
Other Assets	145.8

Total Assets	$744.5

Liabilities and Equity
Short-Term Debt	$0.6
Other Current Liabilities	205.8
Long-Term Debt	143.8
Other Non-Current Liabilities	—
Stockholders’ Equity	394.3

Total Liabilities and Equity	$744.5

New Business Highlights
During the fourth quarter of 2006, Orbital received approximately $120 million in new firm contract bookings and $40 million in new option contract bookings. In addition, the company received approximately $60 million of option exercises under existing contracts. For the full year, Orbital received approximately $1.05 billion in new firm contract bookings, $430 million in new option contract bookings and $310 million of option exercises under existing contracts. As of December 31, 2006, the company’s firm contract backlog was approximately $1.79 billion, an increase of 42% compared to its year-end 2005 level. Total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $3.43 billion, up 18% over a year ago.
Operational Highlights
In the fourth quarter of 2006, Orbital completed three major space missions. In October, the Optus D-1 commercial communications satellite was successfully launched and deployed for Optus Networks of Australia. Orbital also carried out two successful rocket launches, both in December, including a Minotaur 1 vehicle for the U.S. Air Force carrying the TacSat-2 spacecraft and a suborbital target vehicle in support of a Missile Defense Agency mission.
“For the year as a whole, Orbital carried out 16 major launch vehicle and space system missions and 18 smaller sounding rocket and missile target launches. The company also delivered 13 additional rockets, satellites and other space systems for future deployments,” said Mr. Thompson. “These highly successful operations increased our record to 63 consecutive successful major space missions since 2002 and boosted our record to 149 successes out of 151 major space missions during the past ten years,” Mr. Thompson added.
Orbital’s 2007 operational schedule is expected to be one of the busiest in the company’s 25-year history. The company plans to carry out approximately 25 major launch vehicle and spacecraft missions and to complete and deliver an additional 15 or more launch vehicles and satellites for future missions. Included in the operational totals are between 18 and 20 interceptor, space launch and target vehicle missions and the deployment of up to six spacecraft for commercial satellite operators and U.S. government customers.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

2007 Financial Guidance
The company has revised its preliminary financial guidance for 2007, with increases in revenues, operating margin, EPS and free cash flow as summarized in the table below:

Full Year 2007	Current	Previous
Revenues (in millions)	$880 — $900	$870-$890
Operating Income Margin	8.25% — 8.75%	8.0% — 8.5%
Diluted Earnings Per Share	$0.75 — $0.80	$0.72-$0.77
Free Cash Flow (in millions)	$55 — $60	$50-$55
Disclosure of Non-GAAP Financial Measures
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
Adjusted net income is defined as 2006 GAAP net income (the most directly comparable GAAP financial measure) adjusted to exclude debt extinguishment expense and the gain from the dissolution of an investment. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. These measures are provided so investors can more easily compare 2006 results to 2005 results. The reconciliation of the reported net income to adjusted net income is as follows (in millions, except per share data):

	Quarter Ended	Full Year Ended
	December 31, 2006	December 31, 2006
Reported Net Income	$7.8	$34.9
Adjustments
Debt Extinguishment Expense, net of tax	6.3	6.3
Investment Liquidation Gain (1)	(1.6)	(1.6)

Adjusted Net Income	$12.5	$39.6

Adjusted Diluted Earnings Per Share	$0.20	$0.63

(1)	This gain is reported as a return of investment for tax purposes; accordingly, no tax provision was recorded related to the gain.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K/A, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Quarter Ended December 31,
	2006	2005

Revenues	$215,837	$199,574
Costs of goods sold	171,259	165,297

Gross profit	44,578	34,277
Research and development expenses	2,371	2,951
Selling, general and administrative expenses	21,805	17,689

Income from operations	20,402	13,637
Interest expense	(2,985)	(3,158)
Interest income and other	5,445	1,658
Debt extinguishment expense	(10,388)	—

Income before income taxes	12,474	12,137
Income taxes	(4,693)	(4,620)

Net income	$7,781	$7,517

Basic net income per share	$0.13	$0.14

Diluted net income per share	$0.12	$0.12

Shares used in computing basic net income per share	60,629	55,169
Shares used in computing diluted net income per share	62,686	61,981
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Year Ended December 31,
	2006	2005

Revenues	$802,761	$703,450
Costs of goods sold	644,370	578,764

Gross profit	158,391	124,686
Research and development expenses	9,633	6,294
Selling, general and administrative expenses	80,838	65,935

Income from operations	67,920	52,457
Interest expense	(12,272)	(11,746)
Interest income and other	13,773	4,576
Debt extinguishment expense	(10,388)	—

Income before income taxes	59,033	45,287
Income taxes	(24,149)	(17,438)

Net income	$34,884	$27,849

Basic net income per share	$0.60	$0.51

Diluted net income per share	$0.56	$0.45

Shares used in computing basic net income per share	58,118	54,804
Shares used in computing diluted net income per share	62,627	62,386
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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2006	2005
Assets
Cash	$199,751	$158,849
Receivables, net	165,755	131,251
Inventory	30,053	19,006
Deferred income taxes, net	42,880	30,614
Other current assets	11,794	12,767

Total current assets	450,233	352,487
Property, plant and equipment, net	92,878	85,640
Goodwill	55,551	55,551
Deferred income taxes, net	136,484	167,835
Other non-current assets	9,348	8,864

Total Assets	$744,494	$670,377

Liabilities and Stockholders’ Equity
Short-term debt	$551	$76
Accounts payable and accrued expenses	124,170	116,153
Deferred revenues	81,704	30,281

Total current liabilities	206,425	146,510
Long-term debt	143,750	126,459
Other non-current liabilities	—	87
Total stockholders’ equity	394,319	397,321

Total Liabilities and Stockholders’ Equity	$744,494	$670,377

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Orbital Reports Fourth Quarter and Full Year 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended	Full Year Ended
	December 31, 2006	December 31, 2006
Net income	$7,781	$34,884
Depreciation and amortization	3,971	14,837
Deferred taxes	4,345	19,085
Amortization of debt costs	157	616
Debt extinguishment expense	10,388	10,388
Changes in assets and liabilities	(15,358)	15,389
Stock-based compensation and other	(847)	5,295

Net cash provided by operating activities	10,437	100,494

Capital expenditures	(7,522)	(22,035)
Proceeds from liquidation of investment	1,648	1,648
Change in cash restricted for letters of credit, net	(3)	310

Net cash used in investing activities	(5,877)	(20,077)

Repayment of long-term notes payable	(133,830)	(133,830)
Net proceeds from issuance of debt	140,371	140,371
Repurchase of common stock	(50,004)	(66,212)
Net proceeds from issuance of common stock	5,276	16,390
Tax benefit of stock-based compensation and other	349	3,766

Net cash used in financing activities	(37,838)	(39,515)

Net increase (decrease) in cash	(33,278)	40,902
Cash, beginning of period	233,029	158,849

Cash, end of period	$199,751	$199,751

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